DUFF & PHELPS

CONFIDENTIAL

Isramco

Fairness Analysis

May 20, 2019

Presentation to the Special Committee of the Board of Directors of Isramco, Inc.

Duff & Phelps Disclaimer

- The following pages contain material that is being provided by Duff & Phelps, LLC ("Duff & Phelps" or "we") to the Special Committee of the Board of Directors of the Company (as defined herein) as supporting analysis for an opinion that Duff & Phelps has been engaged to provide to the Special Committee in connection with a Proposed Transaction (as defined herein).

- The accompanying material was compiled and prepared on a confidential basis for the use and benefit of the Special Committee in connection with their consideration of the Proposed Transaction and not with a view toward public disclosure and may not be disclosed, summarized, reproduced, disseminated or quoted from or otherwise referred to, in whole or in part, other than in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated October 5, 2018.

- Without limiting the prior bullet, because this material was prepared for use in the context of a presentation to the Special Committee which are familiar with the business, assets, liabilities, prospects and affairs of the Company, neither Duff & Phelps nor any of its legal or financial advisors or accountants, takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee and undertakes no responsibility to update the materials after the date hereof.

- These materials are not intended to represent an opinion but rather to serve as discussion materials for the Special Committee to review and include information that may form a portion of a basis upon which Duff & Phelps may render an opinion. Any such, opinion will be provided in a separate writing and be signed by Duff & Phelps.

- The information utilized in preparing this presentation was obtained from the Special Committee and the Company. Duff & Phelps relied, at the direction of the Special Committee and without independent verification upon the accuracy, completeness, and fair presentation in all material respects of data obtained from the Special Committee and the Company. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future.

- As discussed herein, none of the selected public companies or M&A transactions used in our analysis is directly comparable to the Company and the Proposed Transaction.

- Nothing contained herein should be construed as tax, legal, regulatory or accounting advice.

Table of Contents

Section 1.

Executive Summary

Executive Summary

Engagement and Transaction Overview

The Engagement

- Isramco, Inc. ("Isramco", or the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") to serve as an independent financial advisor to the Special Committee of the Board of Directors (the "Special Committee") of the Company (solely in their capacity as members of the Special Committee), specifically to provide an opinion (the "Opinion") as of the date hereof as to the fairness of the Proposed Transaction described below.

The Proposed Transaction

- It is Duff & Phelps' understanding that the Company is considering entering into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Naphtha Israel Petroleum Corporation Ltd., an Israeli public company ("Naphtha"), Naphtha Holding Ltd., an Israeli private company and a direct wholly owned subsidiary of Naphtha ("NHL"), I.O.C. Israel Oil Company, Ltd., an Israeli private company and a subsidiary of Naphtha ("Parent"), and Naptha US Oil, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub" and, together with Naphtha, NHL and Parent, the "Purchaser Parties"), pursuant to which Merger Sub will be merged with and into the Company in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock"), (other than (i) shares of Common Stock to be cancelled pursuant to Section 3.1(c) of the Merger Agreement, (ii) Common Stock owned by NHL or Parent, and (iii) Dissenting Shares (as defined in the Merger Agreement)), will be converted into the right to receive $121.40 in cash, without any interest thereon (the "Merger Consideration"). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Executive Summary

Scope of the Analysis

In connection with the Opinion, Duff & Phelps have made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1) Reviewed the following documents:
   a) The Company's annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 2013 through December 31, 2018, and the Company's unaudited interim financial statements for the quarter ended March 31, 2019, included in the Company's Form 10-Q filed with the SEC;
   b) Unaudited segment and pro forma financial information for the Company for the three months ended March 31, 2019, which the Company's management identified as being the most current financial statements available;
   c) A reserve report, prepared by Netherland, Sewell & Associates, Inc., estimating the proved, probable, and possible reserves and future revenue, to the Isramco Negev 2 Limited Partnership ("Isramco Negev") working interest in certain gas properties located in Tamar and Tamar Southwest Fields, Tamar Lease I/12, offshore Israel, as of December 31, 2018 (the "Tamar Reserve Report");
   d) A reserve report, prepared by Cawley, Gilespie & Associates, Inc., including estimates of proved developed producing reserves and forecasts of economics attributable to Isramco Energy, Isramco Resources, and Jay Petroleum, as of December 31, 2018 (the "Cawley Reserve Report");
   e) A report prepared by Pearl Cohen Zedek Latzer Baratz LLP for the Special Committee, reviewing the arbitration between Isramco and Isramco Negev, dated as of March 26, 2019;
   f) Other internal documents relating to the history, current operations, and probable future outlook of the Company, including various segment-level financial projections, provided to Duff & Phelps by management of the Company, including Tamar Royalties (the "Tamar Projections"), Isramco Energy (the "Isramco Energy Projections"), Isramco Resources (the "Isramco Resources Projections"), Jay Petroleum (the "Jay Petroleum Projections"), and Production Services (the "Production Services Projections", and together with the Tamar Projections, the Isramco Energy Projections, the Isramco Resources Projections, and the Jay Petroleum Projections, the "Isramco Management Projections") and financial projections, provided to Duff & Phelps by representatives of Naphtha (the "Naphtha Projections"); and
   g) A draft of the Merger Agreement, dated as of May 20, 2019;

2) Discussed the information referred to in 1.a, 1.b, 1.c, 1.d, 1.e, and 1.f above with the management of the Company;

Executive Summary

Scope of the Analysis (continued)

3) Reviewed the historical trading price and trading volume of the Common Stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4) Performed certain valuation and comparative analyses including a discounted cash flow analysis and analysis of selected public companies that Duff & Phelps deemed relevant;

5) Conducted an analysis of the proposed financial terms of the Proposed Transaction with the financial terms of selected transactions that Duff & Phelps deemed relevant; and

6) Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Executive Summary

Duff & Phelps Valuation Approach Overview

Duff & Phelps performed a sum-of-the-parts valuation analysis for Isramco. In particular:

- **Tamar Royalties (1):**
  - Discounted cash flow analysis ("DCF") using the Tamar Projections, provided to Duff & Phelps by management of the Company, and a capital asset pricing model ("CAPM")-derived weighted average cost of capital ("WACC") ranging from 7.25% to 9.25%
- **Tamar Arbitration:**
  - Used a range of total potential pre-tax proceeds from $0 to $73.0 million, with a midpoint $36.5 million (equivalent to approximately $28.1 million after deducting taxes at the Israeli statutory rate of 23.0%).
- **Oil & Gas Production Activity (1):**
  - Isramco Energy
    - DCF analysis using the Isramco Energy Projections, provided to Duff & Phelps by management of the Company, and a CAPM-derived WACC ranging from 8.25% to 10.25%
  - Isramco Resources
    - DCF analysis using the Isramco Resources Projections, provided to Duff & Phelps by management of the Company, and a CAPM-derived WACC ranging from 8.25% to 10.25%
  - Jay Petroleum
    - DCF analysis using the Jay Petroleum Projections, provided to Duff & Phelps by the management of the Company, and a CAPM-derived WACC ranging from 8.25% to 10.25%
- **Production Services:**
  - Earnings multiple applied to each of the segment's estimated fiscal year ("FY") 2019 and projected FY2020 earnings before interest, taxes, depreciation, and amortization ("EBITDA"), utilizing EBITDA projections received from management of the Company.

(1) Duff & Phelps calculated individual discount rates for each of (i) Tamar Royalties and (ii) the Company's Oil & Gas Production Activity assets (consisting of Isramco Resources, Isramco Energy, and Jay Petroleum), using a CAPM-derived WACC, with inputs derived from their respective sets of comparable companies for beta, target capital structure, and cost of debt, as applicable. Please see Appendix IV for additional details on the selected public companies used in the WACC analyses.

Executive Summary
Organizational Structure



Naphtha
Equital Ltd. (TASE: EQTL)
Minority Common Stock Holders
58.61%
12.13%
29.26%
Isramco (the "Company")
Jay Management Company LLC ("Jay Management")
Isramco Onshore, LLC
AAA Well Service, LLC
AAA Oilfield Services LLC (d/b/a AAA Wireline)
Tamar Royalties
Arrow Midstream LLC (the "Arrow Assets")
Isramco Energy
Isramco Resources
Jay Petroleum
Field Trucking and Services LLC

Notes: Minority Common Stock Holders ownership of 29.26% includes the approximate 2.27% ownership attributable to the shares of Isramco directly-held by Haim Tsuff.
Jay Management operates wells that Isramco Energy, Isramco Resources, and Jay Petroleum have working interests in. Positive earnings attributable to Jay Management are included within each of the Isramco Energy Projections, the Isramco Resources Projections, and the Jay Petroleum Projections.
The Company's Production Services segment is comprised of: (i) AAA Well Service, LLC, (ii) AAA Oilfield Services LLC (d/b/a AAA Wireline), and (iii) Field and Trucking Services LLC.

Executive Summary
Valuation Summary

Valuation Summary - Isramco
($ in thousands, except per share values)

Section		Low	Mid	High	Proposed Transaction
	Asset Value				
[2]	Tamar Royalties (1)	$292,200	$314,100	$340,200	
[3]	Estimated Potential Arbitration Proceeds, After-Tax (2)	0	28,105	56,210	
[4]	Isramco Resources (3)	18,400	19,400	20,500	
[5]	Isramco Energy (3)	9,900	10,400	10,900	
[6]	Jay Petroleum (3)	1,250	1,300	1,350	
[7]	Production Services	26,000	28,500	31,000	
	Arrow Assets (4) (5)	4,200	4,200	4,200	
	Plug and Abandon (5)	(22,179)	(22,179)	(22,179)	
[8]	Tamar and Corporate SG&A Expenses	(22,000)	(24,000)	(26,000)	
	Total Asset Value	**$307,771**	**$359,826**	**$416,181**	
	Plus: Cash and Equivalents (5)	$33,230	$33,230	$33,230	
	Plus: Other Net Assets (5)	8,543	8,543	8,543	
	Less: Debt (5) (6)	(77,702)	(77,702)	(77,702)	
	Aggregate Equity Value	**$271,842**	**$323,897**	**$380,252**	
	Total Shares Outstanding (7)	2,717,648	2,717,648	2,717,648	
	Value Per Share	**$100.03**	**$119.18**	**$139.92**	**$121.40**

(1) Excludes selling, general, and administrative expenses.
(2) Estimated Potential Arbitration Proceeds, After-Tax assumes a range of total potential pre-tax proceeds from $0 to $73.0 million, with a midpoint of $36.5 million (equivalent to approximately $28.1 million after deducting taxes at the Israeli statutory rate of 23.0%)
(3) The concluded asset values for each of Isramco Resources, Isramco Energy, and Jay Petroleum are based on the prices of oil, gas, and natural gas liquids ("NGL") as of December 31, 2018. The price of oil, gas, and NGLs fluctuate on both a long- and short-term basis. Information concerning price fluctuations since December 31, 2018 is set forth in Appendix III.
(4) $4.2 million represents the amount the Company has invested in working capital and the purchase of equipment for a new subsidiary, Arrow Midstream LLC, which is focused on the transportation of liquefied petroleum products including, but not limited to, butane, propane, and similar products.
(5) As of March 31, 2019
(6) Includes accrued interest of approximately $1.0 million
(7) Provided by Company management

Section 2.

Valuation Analysis – Tamar Royalties

Valuation Analysis – Tamar Royalties

Tamar Field Ownership Chart


Everest Infrastructures Limited Partnership, 3.5%
Alon Natural Gas Exploration Ltd., 4%
Tamar Petroleum Ltd., 16.75%
Isramco Negev, 28.75%
Tamar Gas Field (the "Tamar Field")
Delek Drilling, 22%
Noble Energy Mediterranean Ltd., 25%

Valuation Analysis – Tamar Royalties

ORRI Attributable to Isramco



Isramco Negev
ORRI
Isramco
28.75%
Working Interest
Tamar Field
Ownership
Cashflow (s.t. adjustment)
Cashflow

- Isramco, through its fully-owned subsidiary, Tamar Royalties, is entitled to overriding royalties interest ("ORRI") of 5.3478% before payout / 9.5217% after payout of Isramco Negev's working interest from the Tamar Field (28.75%), equivalent to 1.5375% / 2.7375%, respectively, out of the total Tamar working interest.
- As prescribed by the Petroleum Law in Israel, royalties are calculated according to market value at the wellhead. The actual royalty rate may be lower as a result of the deduction of expenses due to the gas treatment and transmission system from the wellhead up to the onshore gas delivery location.
- Out of Isramco's total ORRI, 5.0% are guaranteed (flat) and the rest are subject to wellhead adjustments. As of the valuation date, the adjustment is calculated to be the rate between the statutory royalty rate paid to the state and the royalty rate paid de-facto. Currently, this rate is 11.3% / 12.5% = 0.904.
- As a result, the Isramco effective ORRI rates are 5.3144% / 9.0877%, respectively.

Note: Provided by Company management

Valuation Analysis – Tamar Royalties

Projected Financial Performance

Projected Financial Performance - Tamar Royalties

($ in thousands)

	Tamar Projections (1)										
	2019P	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	Remaining (2)
Tamar Field (100%):											
Natural Gas (Billion Cubic Meters ("BCM"))	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	281.3
NGLs (000s Barrels)	477	477	477	477	477	477	477	477	477	477	12,916
Total Tamar Field Revenues	$2,083,492	$2,045,270	$2,042,170	$2,012,282	$2,033,344	$2,050,833	$2,056,622	$2,077,963	$2,107,959	$2,145,590	$74,504,578
Isramco Negev Share of Revenues (28.75%)	$599,004	$588,015	$587,124	$578,531	$584,586	$589,615	$591,279	$597,414	$606,038	$616,857	$21,420,066
Isramco ORRI Revenues (Before-Petroleum Levy)	$54,436	$53,439	$53,357	$52,576	$53,126	$53,584	$53,734	$54,292	$55,076	$56,060	$1,946,603
Less: Petroleum Levy	0	(922)	(14,198)	(18,831)	(22,859)	(25,069)	(25,148)	(25,409)	(25,775)	(26,236)	(911,012)
Isramco ORRI Revenues (After-Petroleum Levy)	$54,436	$52,517	$39,159	$33,745	$30,267	$28,515	$28,587	$28,883	$29,300	$29,824	$1,035,591

(1) The Tamar Projections were provided to Duff & Phelps by management of the Company and include revenue attributable to Proved, Probable, and Possible Reserves

(2) "Remaining" includes revenue attributable to Proved, Probable, and Possible Reserves and represents the period from FY2029P through FY2058P

Valuation Analysis – Tamar Royalties

DCF Analysis - Assumptions

- As the basis of the Tamar Royalties DCF analysis, Duff & Phelps utilized the Tamar Projections, which were based on the Tamar Reserve Report for the economic life of all wells, through FY2058.

- The following is a summary of the key assumptions used in the Tamar Royalties DCF analysis:
  - The Company's forecasts as of December 31, 2018 were used for future gas and NGL prices. Duff & Phelps reviewed third-party future strip pricing and research analyst estimates to confirm the reasonableness of management's gas and NGL price forecasts as of December 31, 2018.
  - Working capital requirements were estimated as 0.0% of revenue, based on discussions with management
  - The Company assumes a tax rate of 23.0% (Israeli statutory tax rate).
  - The resulting cash flows were discounted at a CAPM-derived WACC range of 7.25% to 9.25%. Please see Appendix IV for additional details on the selected public companies used in the WACC analysis for Tamar Royalties.
  - Duff & Phelps reduced the indicated value of each of the Probable Reserves and Possible Reserves to reflect the risking of unaudited reserve cases, which are as follows, per the Society of Petroleum Engineers ("SPE") Guidelines for the Evaluation of Petroleum Reserves and Resources and discussions with Company management:
    - » Probable: P-50%
    - » Possible: P-10%

Note: Guidelines for the Evaluation of Petroleum Reserves and Resources - (https://www.spe.org/industry/docs/Guidelines-Evaluation-Reserves-Resources-2001.pdf)

Valuation Analysis – Tamar Royalties

DCF Analysis - Summary

DCF Analysis - Tamar Royalties (Proved Reserves)

($ in thousands)

	Tamar Projections (1)											
	2019P	**2020P**	**2021P**	**2022P**	**2023P**	**2024P**	**2025P**	**2026P**	**2027P**	**2028P**	-	**Remaining (2)**
Isramco Negev Share of Revenues (28.75%)	$599,016	$588,036	$587,136	$578,543	$584,598	$589,635	$591,291	$597,427	$606,050	$616,879	-	$8,667,195
Isramco ORRI Revenues (Before-Petroleum Levy)	$54,436	$53,439	$53,357	$52,576	$53,126	$53,584	$53,734	$54,292	$55,076	$56,060	-	$787,645
Less: Petroleum Levy	0	(922)	(14,198)	(18,831)	(22,859)	(25,069)	(25,148)	(25,409)	(25,775)	(26,236)	-	(368,618)
Isramco ORRI Revenues (After-Petroleum Levy)	$54,436	$52,517	$39,159	$33,745	$30,267	$28,515	$28,587	$28,883	$29,300	$29,824	-	$419,027
Pro Forma Taxes @ 23.0%	(12,520)	(12,079)	(9,007)	(7,761)	(6,961)	(6,558)	(6,575)	(6,643)	(6,739)	(6,859)	-	(96,376)
Free Cash Flow	$41,916	$40,438	$30,152	$25,984	$23,306	$21,957	$22,012	$22,240	$22,561	$22,964	-	$322,651

Asset Value	Low	Mid	High
WACC	9.25%	8.25%	7.25%
Indicated Present Value Range (Rounded)	**$277,000**	**$295,000**	**$316,000**

(1) The Tamar Projections were provided to Duff & Phelps by management of the Company and include revenue attributable to Proved, Probable, and Possible Reserves

(2) "Remaining" for Tamar Royalties (Proved Reserves) represents the period from FY2029P through FY2058P

DCF Analysis - Tamar Royalties (Probable Reserves)

($ in thousands)

	Tamar Projections (1)											
	2036P	**2037P**	**2038P**	**2039P**	**2040P**	**2041P**	**2042P**	**2043P**	**2044P**	**2045P**	-	**Remaining (2)**
Isramco Negev Share of Revenues (28.75%)	$136,038	$300,534	$304,557	$313,100	$333,311	$354,869	$497,604	$555,818	$596,274	$597,177	-	$2,725,271
Isramco ORRI Revenues (Before-Petroleum Levy)	$12,363	$27,312	$27,677	$28,453	$30,290	$32,249	$45,221	$50,511	$54,187	$54,269	-	$247,663
Less: Petroleum Levy	(5,786)	(12,782)	(12,953)	(13,316)	(14,176)	(15,093)	(21,163)	(23,639)	(25,360)	(25,398)	-	(115,907)
Isramco ORRI Revenues (After-Petroleum Levy)	$6,577	$14,530	$14,724	$15,137	$16,114	$17,157	$24,057	$26,872	$28,828	$28,871	-	$131,757
Pro Forma Taxes @ 23.0%	(1,513)	(3,342)	(3,387)	(3,482)	(3,706)	(3,946)	(5,533)	(6,180)	(6,630)	(6,640)	-	(30,304)
Free Cash Flow	$5,064	$11,188	$11,338	$11,656	$12,408	$13,211	$18,524	$20,691	$22,197	$22,231	-	$101,453

Asset Value	Low	Mid	High
WACC	9.25%	8.25%	7.25%
Indicated Present Value Range (Rounded)	**$28,000**	**$35,000**	**$44,000**

(1) The Tamar Projections were provided to Duff & Phelps by management of the Company and include revenue attributable to Proved, Probable, and Possible Reserves

(2) "Remaining" for Tamar Royalties (Probable Reserves) represents the period from FY2046P through FY2058P

Valuation Analysis – Tamar Royalties

DCF Analysis - Summary (continued)

DCF Analysis - Tamar Royalties (Possible Reserves)

($ in thousands)

	Tamar Projections (1)											
	2043P	**2044P**	**2045P**	**2046P**	**2047P**	**2048P**	**2049P**	**2050P**	**2051P**	**2052P**	-	**Remaining (2)**
Isramco Negev Share of Revenues (28.75%)	$37	$21,662	$56,919	$92,762	$314,381	$356,938	$368,350	$516,817	$537,715	$793,198	-	$2,979,779
Isramco ORRI Revenues (Before-Petroleum Levy)	$3	$1,969	$5,173	$8,430	$28,570	$32,437	$33,474	$46,967	$48,866	$72,083	-	$270,792
Less: Petroleum Levy	(2)	(921)	(2,421)	(3,945)	(13,371)	(15,181)	(15,666)	(21,980)	(22,869)	(33,735)	-	(126,732)
Isramco ORRI Revenues (After-Petroleum Levy)	$2	$1,047	$2,752	$4,485	$15,199	$17,257	$17,808	$24,986	$25,996	$38,348	-	$144,060
Pro Forma Taxes @ 23.0%	(0)	(241)	(633)	(1,031)	(3,496)	(3,969)	(4,096)	(5,747)	(5,979)	(8,820)	-	(33,134)
Free Cash Flow	$1	$806	$2,119	$3,453	$11,703	$13,288	$13,712	$19,239	$20,017	$29,528	-	$110,926

Asset Value	Low	Mid	High
WACC	9.25%	8.25%	7.25%
Indicated Present Value Range (Rounded)	**$12,000**	**$16,000**	**$22,000**

(1) The Tamar Projections were provided to Duff & Phelps by management of the Company and include revenue attributable to Proved, Probable, and Possible Reserves

(2) "Remaining" for Tamar Royalties (Possible Reserves) represents the period from FY2053P through FY2058P

Valuation Analysis – Tamar Royalties

Valuation Summary

DCF Analysis Summary - Tamar Royalties

($ in thousands)

	Unrisked				Risked		
	Low	Mid	High	Risking (1)	Low	Mid	High
Proved Reserves	$277,000	$295,000	$316,000	100.0%	$277,000	$295,000	$316,000
Probable Reserves	28,000	35,000	44,000	50.0%	14,000	17,500	22,000
Possible Reserves	12,000	16,000	22,000	10.0%	1,200	1,600	2,200
Total Asset Value -Tamar Royalties	**$317,000**	**$346,000**	**$382,000**		**$292,200**	**$314,100**	**$340,200**

(1) Risking per Society of Petroleum Engineers ("SPE") guidelines and discussions with Company management

Note: Guidelines for the Evaluation of Petroleum Reserves and Resources - (https://www.spe.org/industry/docs/Guidelines-Evaluation-Reserves-Resources-2001.pdf)

Section 3.

Tamar Arbitration Overview

Tamar Arbitration Overview

Overview

- The Tamar Arbitration relates to a disagreement between the Company and Isramco Negev as to which costs should be included in the calculation of the payout of the Tamar Field.
- In addition to the actual costs for the development of the Tamar Field, Isramco Negev claims that the following costs should also be included in the calculation of the payout:
  - Isramco Negev's financing costs;
  - the general and administrative expenses of Isramco Negev;
  - transmission expenses;
  - the expected decommissioning costs of the Tamar Field; and
  - expected future payments to be made in respect of the "Sheshinsky (Petroleum) Levy" under Israeli law.
- The disagreement primarily stems from the fact that the agreements governing the creation of the ORRI were formulated in the 1980s and do not have a clear and unequivocal definition as to what costs should be included in the calculation of the payout.
- Isramco Negev currently believes that the total scope of the ORRI in disagreement is approximately $73 million. Under the terms of the agreements creating the ORRI, the dispute is subject to arbitration in Israel. The Company believes the claims of Isramco Negev are contrary to generally accepted industry practice and expects that the matter will be resolved favorably through the arbitration process; however, the Company cannot be assured of a favorable result.
- Isramco believes the payout date to be around the middle of 2015, while Isramco Negev believes it to be around early 2019.
- Duff & Phelps has not made any assessment with respect to the likelihood of any particular outcome of the arbitration.

Section 4.

Valuation Analysis – Isramco Resources

Valuation Analysis – Isramco Resources

Projected Financial Performance

Projected Financial Performance - Isramco Resources

($ in thousands)

	Isramco Resources Projections (1)										
Fiscal Year Ending December 31,	2019P	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	Remaining (2)
Wells (Net)	235.7	173.1	170.0	167.8	133.0	56.2	53.8	53.1	50.2	48.9	NA
Oil Price ($/Bbl)	$46.20	$48.13	$49.76	$51.15	$52.18	$51.59	$51.44	$51.33	$51.25	$51.18	$50.89
Net Oil Production (MBbl)	116	94	88	91	98	69	59	52	46	42	488
Oil Revenue	$5,356	$4,518	$4,361	$4,657	$5,098	$3,537	$3,049	$2,675	$2,367	$2,124	$24,835
Growth	*(20.3%)*	*(15.6%)*	*(3.5%)*	*6.8%*	*9.5%*	*(30.6%)*	*(13.8%)*	*(12.3%)*	*(11.5%)*	*(10.2%)*	*NA*
Gas Price ($/mcf)	$3.57	$3.40	$3.31	$3.43	$3.41	$3.45	$3.47	$3.50	$3.55	$3.54	$3.75
Net Gas Production (Mmcf)	452	338	312	390	361	276	231	201	173	151	1,785
Gas Revenue	$1,614	$1,148	$1,032	$1,341	$1,232	$952	$802	$705	$614	$534	$6,687
Growth	*28.4%*	*(28.8%)*	*(10.1%)*	*29.9%*	*(8.1%)*	*(22.7%)*	*(15.8%)*	*(12.1%)*	*(12.9%)*	*(13.1%)*	*NA*
Total Revenue	$6,970	$5,666	$5,393	$5,997	$6,330	$4,489	$3,850	$3,379	$2,980	$2,658	$31,522
Growth	*(12.6%)*	*(18.7%)*	*(4.8%)*	*11.2%*	*5.5%*	*(29.1%)*	*(14.2%)*	*(12.2%)*	*(11.8%)*	*(10.8%)*	*NA*
Total Operating Expenses	$5,169	$3,190	$3,123	$2,781	$2,545	$1,548	$1,464	$1,389	$1,278	$1,176	$17,327
Growth	*(1.4%)*	*(38.3%)*	*(2.1%)*	*(10.9%)*	*(8.5%)*	*(39.2%)*	*(5.4%)*	*(5.1%)*	*(8.0%)*	*(8.0%)*	*NA*
EBITDA	$1,801	$2,477	$2,270	$3,216	$3,785	$2,941	$2,386	$1,991	$1,703	$1,482	$14,195
Margin	*25.8%*	*43.7%*	*42.1%*	*53.6%*	*59.8%*	*65.5%*	*62.0%*	*58.9%*	*57.1%*	*55.8%*	*45.0%*
Growth	*(34.2%)*	*37.5%*	*(8.3%)*	*41.7%*	*17.7%*	*(22.3%)*	*(18.9%)*	*(16.6%)*	*(14.5%)*	*(12.9%)*	*NA*
Capital Expenditures	$148	$0	$99	$166	$0	$0	$0	$0	$0	$0	$0
as % of Total Revenue	*2.1%*	*0.0%*	*1.8%*	*2.8%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*

(1) The Isramco Resources Projections were provided to Duff & Phelps by management of the Company. NGLs are included in Isramco Resources' Gas Price, Net Gas Production, and Gas Revenue lines throughout the Isramco Resources Projections

(2) "Remaining" represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for "After", per the Cawley Reserve Report. Oil Price ($/Bbl) and Gas Price ($/mcf) in the "Remaining" period were calculated using the respective revenue divided by the respective production volume

Valuation Analysis – Isramco Resources

DCF Analysis - Assumptions

- As the basis of the Isramco Resources DCF, Duff & Phelps utilized the Isramco Resources Projections, which were based on the Cawley Reserve Report for the economic life of all wells.

- The following is a summary of the key assumptions used in the Isramco Resources DCF analysis:
  - The Company's forecasts as of December 31, 2018 were used for future oil and gas prices. Duff & Phelps reviewed third-party future strip pricing and research analyst estimates to confirm the reasonableness of management's oil and gas price forecasts as of December 31, 2018.
  - Working capital requirements were estimated as 0.0% of total revenue, based on discussions with management.
  - Duff & Phelps utilized a tax rate of 0.0% as many of the prospective buyers for assets such as Isramco Resources are other pass-through entities.
  - The resulting cash flows were discounted at a CAPM-derived WACC range of 8.25% to 10.25%. Please see Appendix IV for additional details on the selected public companies used in the WACC analysis for Isramco Resources.

Valuation Analysis – Isramco Resources

DCF Analysis - Summary

DCF Analysis - Isramco Resources

($ in thousands)

Fiscal Year Ending December 31,	2019P	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	Remaining (2)
	Isramco Resources Projections (1)										
Total Revenue	$6,970	$5,666	$5,393	$5,997	$6,330	$4,489	$3,850	$3,379	$2,980	$2,658	$31,522
Growth	*(12.6%)*	*(18.7%)*	*(4.8%)*	*11.2%*	*5.5%*	*(29.1%)*	*(14.2%)*	*(12.2%)*	*(11.8%)*	*(10.8%)*	*NA*
EBITDA	$1,801	$2,477	$2,270	$3,216	$3,785	$2,941	$2,386	$1,991	$1,703	$1,482	$14,195
Margin	*25.8%*	*43.7%*	*42.1%*	*53.6%*	*59.8%*	*65.5%*	*62.0%*	*58.9%*	*57.1%*	*55.8%*	*45.0%*
EBITDA	$1,801	$2,477	$2,270	$3,216	$3,785	$2,941	$2,386	$1,991	$1,703	$1,482	$14,195
Pro Forma Taxes @ 0.0%	0	0	0	0	0	0	0	0	0	0	0
Net Operating Profit After Tax	$1,801	$2,477	$2,270	$3,216	$3,785	$2,941	$2,386	$1,991	$1,703	$1,482	$14,195
Capital Expenditures	($148)	$0	($99)	($166)	$0	$0	$0	$0	$0	$0	$0
Free Cash Flow	$1,653	$2,477	$2,172	$3,051	$3,785	$2,941	$2,386	$1,991	$1,703	$1,482	$14,195

Asset Value	**Low**	**Mid**	**High**
WACC	10.25%	9.25%	8.25%
Indicated Asset Value Range (Rounded)	**$18,400**	**$19,400**	**$20,500**

(1) The Isramco Resources Projections were provided to Duff & Phelps by management of the Company

(2) "Remaining" represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for "After", per the Cawley Reserve Report

Section 5.

Valuation Analysis – Isramco Energy

Valuation Analysis – Isramco Energy

Projected Financial Performance

Projected Financial Performance - Isramco Energy

($ in thousands)

	Isramco Energy Projections (1)										
Fiscal Year Ending December 31,	**2019P**	**2020P**	**2021P**	**2022P**	**2023P**	**2024P**	**2025P**	**2026P**	**2027P**	**2028P**	**Remaining (2)**
Wells (Net)	219.8	143.4	104.1	102.3	97.9	92.2	70.1	66.5	64.0	62.1	NA
Oil Price ($/Bbl)	$41.25	$45.37	$47.27	$48.33	$48.94	$48.80	$48.79	$48.78	$48.78	$48.76	$48.60
Net Oil Production (MBbl)	57	45	40	36	33	28	26	24	23	21	236
Oil Revenue	$2,358	$2,028	$1,876	$1,755	$1,603	$1,348	$1,245	$1,165	$1,099	$1,013	$11,463
Growth	*(22.7%)*	*(14.0%)*	*(7.5%)*	*(6.5%)*	*(8.6%)*	*(15.9%)*	*(7.6%)*	*(6.4%)*	*(5.7%)*	*(7.9%)*	*NA*
Gas Price ($/mcf)	$2.34	$2.23	$2.17	$2.38	$2.39	$2.39	$2.40	$2.39	$2.39	$2.37	$2.51
Net Gas Production (Mmcf)	585	429	386	359	330	301	258	235	220	191	1,074
Gas Revenue	$1,370	$954	$835	$856	$787	$719	$618	$562	$527	$452	$2,692
Growth	*(14.3%)*	*(30.3%)*	*(12.5%)*	*2.4%*	*(8.0%)*	*(8.6%)*	*(14.1%)*	*(9.0%)*	*(6.3%)*	*(14.2%)*	*NA*
NGL Price ($/Bbl)	$22.18	$22.56	$23.17	$23.75	$24.11	$23.88	$22.92	$22.94	$23.08	$23.12	$21.98
Net NGL Production (MBbl)	53.6	41.6	36.6	33.8	30.5	27.0	21.6	19.7	17.8	16.2	128.3
NGL Revenue	$1,188	$939	$849	$803	$736	$644	$495	$452	$411	$375	$2,820
Growth	*(24.1%)*	*(20.9%)*	*(9.6%)*	*(5.4%)*	*(8.3%)*	*(12.5%)*	*(23.2%)*	*(8.7%)*	*(9.1%)*	*(8.8%)*	*NA*
Total Revenue	$4,916	$3,922	$3,560	$3,413	$3,126	$2,711	$2,358	$2,179	$2,036	$1,839	$16,975
Growth	*(20.9%)*	*(20.2%)*	*(9.2%)*	*(4.1%)*	*(8.4%)*	*(13.3%)*	*(13.0%)*	*(7.6%)*	*(6.5%)*	*(9.7%)*	*NA*
Total Operating Expenses	$3,459	$2,113	$1,957	$1,905	$1,780	$1,528	$1,301	$1,236	$1,192	$1,084	$10,522
Growth	*(6.2%)*	*(38.9%)*	*(7.4%)*	*(2.7%)*	*(6.5%)*	*(14.2%)*	*(14.8%)*	*(5.0%)*	*(3.5%)*	*(9.1%)*	*NA*
EBITDA	$1,457	$1,809	$1,603	$1,509	$1,346	$1,183	$1,056	$943	$844	$755	$6,453
Margin	*29.6%*	*46.1%*	*45.0%*	*44.2%*	*43.0%*	*43.6%*	*44.8%*	*43.3%*	*41.5%*	*41.0%*	*38.0%*
Growth	*(42.3%)*	*24.2%*	*(11.4%)*	*(5.9%)*	*(10.8%)*	*(12.1%)*	*(10.7%)*	*(10.7%)*	*(10.5%)*	*(10.6%)*	*NA*
Capital Expenditures	$135	$45	$0	$0	$0	$0	$0	$0	$0	$0	$0
as % of Total Revenue	*2.8%*	*1.1%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*

(1) The Isramco Energy Projections were provided to Duff & Phelps by management of the Company.

(2) "Remaining" represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for "After", per the Cawley Reserve Report. Oil Price ($/Bbl), Gas Price ($/mcf), and NGL Price ($/Bbl) in the "Remaining" period were calculated using the respective revenue divided by the respective production volume

Valuation Analysis – Isramco Energy

DCF Analysis - Assumptions

- As the basis of the Isramco Energy DCF, Duff & Phelps utilized the Isramco Energy Projections, which were based on the Cawley Reserve Report for the economic life of all wells.
- The following is a summary of the key assumptions used in the Isramco Energy DCF analysis:
  - The Company's forecasts as of December 31, 2018 were used for future oil, gas, and NGL prices. Duff & Phelps reviewed third-party future strip pricing and research analyst estimates to confirm the reasonableness of management's oil, gas, and NGL price forecasts as of December 31, 2018.
  - Working capital requirements were estimated as 0.0% of total revenue, based on discussions with management.
  - Duff & Phelps utilized a tax rate of 0.0% as many of the prospective buyers for assets such as Isramco Energy are other pass-through entities.
  - The resulting cash flows were discounted at a CAPM-derived WACC range of 8.25% to 10.25%. Please see Appendix IV for additional details on the selected public companies used in the WACC analysis for Isramco Energy.

Valuation Analysis – Isramco Energy

DCF Analysis - Summary

DCF Analysis - Isramco Energy

($ in thousands)

Fiscal Year Ending December 31,	2019P	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	Remaining (2)
	Isramco Energy Projections (1)										
Total Revenue	$4,916	$3,922	$3,560	$3,413	$3,126	$2,711	$2,358	$2,179	$2,036	$1,839	$16,975
Growth	*(20.9%)*	*(20.2%)*	*(9.2%)*	*(4.1%)*	*(8.4%)*	*(13.3%)*	*(13.0%)*	*(7.6%)*	*(6.5%)*	*(9.7%)*	*NA*
EBITDA	$1,457	$1,809	$1,603	$1,509	$1,346	$1,183	$1,056	$943	$844	$755	$6,453
Margin	*29.6%*	*46.1%*	*45.0%*	*44.2%*	*43.0%*	*43.6%*	*44.8%*	*43.3%*	*41.5%*	*41.0%*	*38.0%*
EBITDA	$1,457	$1,809	$1,603	$1,509	$1,346	$1,183	$1,056	$943	$844	$755	$6,453
Pro Forma Taxes @ 0.0%	0	0	0	0	0	0	0	0	0	0	0
Net Operating Profit After Tax	$1,457	$1,809	$1,603	$1,509	$1,346	$1,183	$1,056	$943	$844	$755	$6,453
Capital Expenditures	($135)	($45)	$0	$0	$0	$0	$0	$0	$0	$0	$0
Free Cash Flow	$1,322	$1,764	$1,603	$1,509	$1,346	$1,183	$1,056	$943	$844	$755	$6,453

Asset Value	**Low**	**Mid**	**High**
WACC	10.25%	9.25%	8.25%
Indicated Asset Value Range (Rounded)	$9,900	$10,400	$10,900

(1) The Isramco Energy Projections were provided to Duff & Phelps by management of the Company

(2) "Remaining" represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for "After", per the Cawley Reserve Report

Section 6.

Valuation Analysis – Jay Petroleum

Valuation Analysis – Jay Petroleum

Projected Financial Performance

Projected Financial Performance - Jay Petroleum

($ in thousands)

Fiscal Year Ending December 31,	2019P	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	Remaining (2)
	Jay Petroleum Projections (1)										
Wells (Net)	10.4	3.8	3.7	3.7	3.6	3.6	3.3	3.3	3.2	3.2	NA
Oil Price ($/Bbl)	$45.04	$46.48	$48.31	$49.19	$49.78	$49.74	$49.63	$49.62	$49.62	$49.63	$49.11
Net Oil Production (MBbl)	8	6	6	5	4	4	3	3	3	2	19
Oil Revenue	$382	$287	$267	$234	$216	$190	$146	$136	$126	$118	$938
Growth	*(26.8%)*	*(25.0%)*	*(7.0%)*	*(12.2%)*	*(7.7%)*	*(11.9%)*	*(23.1%)*	*(7.1%)*	*(6.9%)*	*(6.8%)*	*NA*
Gas Price ($/mcf)	$2.85	$2.77	$2.72	$3.05	$3.06	$3.04	$3.09	$3.10	$3.10	$3.11	$3.16
Net Gas Production (Mmcf)	55	33	29	25	23	21	17	15	14	13	102
Gas Revenue	$155	$91	$79	$77	$71	$63	$53	$46	$42	$39	$322
Growth	*12.8%*	*(41.7%)*	*(12.8%)*	*(2.0%)*	*(8.3%)*	*(11.8%)*	*(15.7%)*	*(12.1%)*	*(9.3%)*	*(6.5%)*	*NA*
NGL Price ($/Bbl)	$18.25	$19.27	$20.23	$21.11	$21.46	$21.42	$22.72	$22.69	$22.66	$22.63	$24.04
Net NGL Production (MBbl)	2.4	1.5	1.2	0.9	0.8	0.7	0.4	0.4	0.4	0.3	2.4
NGL Revenue	$44	$28	$24	$18	$17	$15	$10	$9	$8	$8	$57
Growth	*(9.5%)*	*(35.8%)*	*(16.0%)*	*(22.0%)*	*(9.6%)*	*(8.8%)*	*(35.1%)*	*(7.5%)*	*(7.4%)*	*(7.4%)*	*NA*
Total Revenue	$581	$405	$369	$330	$303	$268	$209	$191	$177	$165	$1,316
Growth	*(18.0%)*	*(30.3%)*	*(8.9%)*	*(10.7%)*	*(7.9%)*	*(11.7%)*	*(22.0%)*	*(8.4%)*	*(7.5%)*	*(6.7%)*	*NA*
Total Operating Expenses	$394	$173	$164	$142	$138	$124	$81	$77	$74	$73	$558
Growth	*(10.4%)*	*(56.1%)*	*(5.0%)*	*(13.4%)*	*(3.0%)*	*(10.1%)*	*(34.4%)*	*(5.2%)*	*(3.5%)*	*(1.6%)*	*NA*
EBITDA	$188	$232	$205	$187	$166	$144	$127	$114	$102	$92	$758
Margin	*32.3%*	*57.3%*	*55.5%*	*56.8%*	*54.6%*	*53.7%*	*61.0%*	*59.7%*	*57.9%*	*55.6%*	*57.6%*
Growth	*(30.3%)*	*23.9%*	*(11.9%)*	*(8.4%)*	*(11.6%)*	*(13.1%)*	*(11.4%)*	*(10.4%)*	*(10.2%)*	*(10.5%)*	*NA*
Capital Expenditures	$10	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
as % of Total Revenue	*1.7%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*

(1) The Jay Petroleum Projections were provided to Duff & Phelps by management of the Company.

(2) "Remaining" represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for "After", per the Cawley Reserve Report. Oil Price ($/Bbl), Gas Price ($/mcf), and NGL Price ($/Bbl) in the "Remaining" period were calculated using the respective revenue divided by the respective production volume

Valuation Analysis – Jay Petroleum

DCF Analysis - Assumptions

- As the basis of the Jay Petroleum DCF, Duff & Phelps utilized the Jay Petroleum Projections, which were based on the Cawley Reserve Report for the economic life of all wells.
- The following is a summary of the key assumptions used in the Jay Petroleum DCF analysis:
  - The Company's forecasts as of December 31, 2018 were used for future oil, gas, and NGL prices. Duff & Phelps reviewed third-party future strip pricing and research analyst estimates to confirm the reasonableness of management's oil, gas, and NGL price forecasts as of December 31, 2018.
  - Working capital requirements were estimated as 0.0% of total revenue, based on discussions with management.
  - Duff & Phelps utilized a tax rate of 0.0% as many of the prospective buyers for assets such as Jay Petroleum are other pass-through entities.
  - The resulting cash flows were discounted at a CAPM-derived WACC range of 8.25% to 10.25%. Please see Appendix IV for additional details on the selected public companies used in the WACC analysis for Jay Petroleum.

Valuation Analysis – Jay Petroleum

DCF Analysis - Summary

DCF Analysis - Jay Petroleum

($ in thousands)

Fiscal Year Ending December 31,	*Jay Petroleum Projections (1)* 2019P	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P		Remaining (2)
Total Revenue	$581	$405	$369	$330	$303	$268	$209	$191	$177	$165	-	$1,316
Growth	*(18.0%)*	*(30.3%)*	*(8.9%)*	*(10.7%)*	*(7.9%)*	*(11.7%)*	*(22.0%)*	*(8.4%)*	*(7.5%)*	*(6.7%)*		*NA*
EBITDA	$188	$232	$205	$187	$166	$144	$127	$114	$102	$92	-	$758
Margin	*32.3%*	*57.3%*	*55.5%*	*56.8%*	*54.6%*	*53.7%*	*61.0%*	*59.7%*	*57.9%*	*55.6%*		*57.6%*
EBITDA	$188	$232	$205	$187	$166	$144	$127	$114	$102	$92	-	$758
Pro Forma Taxes @ 0.0%	0	0	0	0	0	0	0	0	0	0	-	0
Net Operating Profit After Tax	$188	$232	$205	$187	$166	$144	$127	$114	$102	$92	-	$758
Capital Expenditures	($10)	$0	$0	$0	$0	$0	$0	$0	$0	$0	-	$0
Free Cash Flow	$178	$232	$205	$187	$166	$144	$127	$114	$102	$92	-	$758

Asset Value	**Low**	**Mid**	**High**
WACC	10.25%	9.25%	8.25%
Indicated Asset Value Range (Rounded)	**$1,250**	**$1,300**	**$1,350**

(1) The Jay Petroleum Projections were provided to Duff & Phelps by management of the Company

(2) "Remaining" represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for "After", per the Cawley Reserve Report

Section 7.

Valuation Analysis – Production Services

Valuation Analysis – Production Services

Historical and Projected Financial Performance

Historical and Projected Financial Performance - Production Services

(in thousands)

	Actual					Production Services Projections (1)	
Fiscal Year Ended December 31,	**2014A**	**2015A**	**2016A**	**2017A**	**2018A**	**2019E**	**2020P**
Total Revenue	$30,934	$22,465	$12,752	$18,265	$32,164	$39,724	$49,317
Growth	*NA*	*(27.4%)*	*(43.2%)*	*43.2%*	*76.1%*	*23.5%*	*24.1%*
Total Operating Expenses (2)	(25,441)	(23,256)	(15,495)	(19,154)	(30,738)	(36,033)	(43,483)
EBITDA	$5,493	($791)	($2,743)	($889)	$1,426	$3,691	$5,834
Growth	*NA*	*NM*	*NM*	*NM*	*NM*	*158.8%*	*58.1%*
Margin	*17.8%*	*(3.5%)*	*(21.5%)*	*(4.9%)*	*4.4%*	*9.3%*	*11.8%*
Depreciation	($3,015)	($3,853)	($3,193)	($3,072)	($3,657)		
Operating Income / (Loss) (3)	$2,478	($4,644)	($5,936)	($3,961)	($2,231)		
Margin	*8.0%*	*(20.7%)*	*(46.5%)*	*(21.7%)*	*(6.9%)*		

(1) The Production Services Projections were provided to Duff & Phelps by management of the Company

(2) Total operating expenses include general & administrative expenses

(3) Production Services' 2015A Operating Income / (Loss) excludes an impairment loss of approximately ($10.6) million. Including the impairment loss in the calculation results in actual Operating Income / (Loss) of approximately ($15.2) million

Valuation Analysis – Production Services

Selected Public Companies / M&A Transactions Analysis

- Duff & Phelps selected eight publicly traded companies in the oil and gas equipment and services and oil & gas drilling industries that it deemed relevant to its analysis.
- Duff & Phelps analyzed the financial performance of each of the selected publicly traded companies. Duff & Phelps then analyzed the selected public companies' trading multiples of enterprise value to LTM EBITDA, 2019P EBITDA, 2020P EBITDA, and LTM Revenue.
- Duff & Phelps selected multiples for the Company's Production Services segment that reflect its size, growth outlook, profit margins, and other characteristics relative to the selected public companies.
- Duff & Phelps also reviewed M&A transactions involving target companies with businesses we deemed relevant to our analysis.

None of the selected public companies or the target companies in the M&A transactions analysis is, of course, identical to the Company's Production Services segment and Duff & Phelps does not have access to non-public information regarding those companies. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies or the companies that were acquired in the M&A transactions analysis and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to the Company's Production Services segment.

Valuation Analysis – Production Services

Selected Public Companies Analysis – Financial Performance

Selected Public Companies Analysis - Production Services

COMPANY INFORMATION	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN			
Company Name	3-YR CAGR	LTM	2019	2020	3-YR CAGR	LTM	2019	2020	3-YR AVG	LTM	2019	2020
Basic Energy Services, Inc.	6.2%	1.2%	-9.5%	10.5%	41.6%	-32.2%	34.3%	54.5%	0.7%	5.4%	8.5%	11.8%
C&J Energy Services, Inc.	8.3	16.1	NA	NA	NM	21.7	NA	NA	0.0	10.8	NA	NA
Key Energy Services, Inc.	-13.0	9.9	-0.4	18.2	NM	149.6	-7.7	132.0	-9.9	4.0	4.2	8.3
Patterson-UTI Energy, Inc.	20.7	12.6	-16.7	10.6	11.4	18.9%	-10.4	13.1	22.7	24.4	25.6	26.2
RPC, Inc.	10.8	-6.6	-13.5	12.7	45.1	-29.2	-37.8	41.3	13.9	19.1	15.4	19.4
Select Energy Services, Inc.	41.9	56.4	-5.8	9.2	57.3	57.3	-6.8	26.6	11.9	15.1	15.2	17.6
Superior Energy Services, Inc.	-8.4	8.2	-9.9	9.0	-5.2	41.6	-15.8	21.7	8.0	16.0	14.9	16.6
TETRA Technologies, Inc.	-4.0	36.7	10.0	8.8	-13.2	27.1	26.0	18.9	16.0	15.3	17.3	18.9
Mean	7.8%	16.8%	-6.5%	11.3%	22.8%	31.8%	-2.6%	44.0%	7.9%	13.8%	14.4%	17.0%
Median	7.3%	11.3%	-9.5%	10.5%	26.5%	24.4%	-7.7%	26.6%	10.0%	15.2%	15.2%	17.6%
Production Services	**12.7%**	**76.1%**	**23.5%**	**24.1%**	**NM**	**NM**	**158.8%**	**58.1%**	**-7.3%**	**4.4%**	**9.3%**	**11.8%**

LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Valuation Analysis – Production Services

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis - Production Services

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF			
Company Name	Common Stock Price on 5/10/2019	% of 52-Week High	Enterprise Value	LTM EBITDA	2019 EBITDA	2020 EBITDA	LTM Revenue
Basic Energy Services, Inc.	$2.79	17.0%	$376	7.4x	5.1x	3.3x	0.41x
C&J Energy Services, Inc.	13.90	44.1	840	3.6	NA	NA	0.39
Key Energy Services, Inc.	3.11	16.9	274	13.5	12.5	5.4	0.54
Patterson-UTI Energy, Inc.	12.47	52.0	3,500	4.4	4.9	4.4	1.09
RPC, Inc.	9.63	47.7	2,011	6.5	8.7	6.2	1.24
Select Energy Services, Inc.	11.35	63.5	1,287	5.6	5.9	4.6	0.85
Superior Energy Services, Inc.	3.01	23.7	1,680	5.0	5.9	4.8	0.79
TETRA Technologies, Inc.	2.06	40.4	1,282	8.0	6.7	5.7	1.23
Mean		**38.2%**	**$1,406**	**6.8x**	**7.1x**	**4.9x**	**0.82x**
Median		**42.2%**	**1,284**	**6.1x**	**5.9x**	**4.8x**	**0.82x**

LTM = Latest Twelve Months

Enterprise Value = (Market Capitalization + Management Equity + Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents + Net Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

EBIT = Earnings Before Interest and Taxes

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Valuation Analysis – Production Services
Selected M&A Transactions Analysis

Selected M&A Transactions Analysis - Production Services

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
Mar-19	Red Bone Services LLC	Red Bone Services LLC provides pumping, thru-tubing, fishing, and other services for the oil and gas industry.	KLX Energy Services Holdings, Inc.	$82.6	NA	$17.2	NA	NA	4.8x
Oct-18	Motley Services LLC	Motley Services LLC provides well completion and intervention services in the Permian Basin.	KLX Energy Services LLC	$148.2	$99.0	$26.7	27.0%	1.50x	5.6x
Jul-18	Seitel, Inc.	Seitel, Inc. provides onshore and offshore seismic data to the oil and gas industry in North America.	Centerbridge Partners, L.P.	$237.5	$77.8	$57.6	74.1%	3.05x	4.1x
Jan-18	Archrock Partners, L.P.	Archrock Partners, L.P., together with its subsidiaries, provides natural gas contract operations services to customers in the United States.	Archrock, Inc.	$2,405.5	$557.5	$230.0	41.3%	4.31x	10.5x
Apr-17	Flowchem Ltd.	Flowchem Ltd. produces and supplies drag reduction additives (DRAs) and equipment to improve pipeline flow in onshore and offshore pipeline applications in the United States and internationally.	KMG Chemicals, Inc.	$495.0	$83.6	$43.0	51.4%	5.92x	11.5x
Dec-16	Seventy Seven Energy LLC	Seventy Seven Energy Inc., a diversified oilfield services company, provides a range of wellsite services and equipment to land-based exploration and production customers in the United States.	Patterson-UTI Energy, Inc.	$1,878.9	$606.4	$99.7	16.4%	3.10x	18.8x
			Mean	$874.6	$284.8	$79.0	42.0%	3.58x	9.2x
			Median	$366.2	$99.0	$50.3	41.3%	3.10x	8.0x

Source: Capital IQ and company filings

Valuation Analysis – Production Services

Selected Public Companies / M&A Transactions Analysis - Summary

Selected Public Companies / M&A Transactions Analysis - Production Services

($ in thousands)

Metric	Enterprise Value Multiples: Public Company Range			Public Company Median	Transaction Median	Valuation Summary: Selected Multiple Range			Company Performance (1)	Enterprise Value Range		
2019E EBITDA	4.9x	-	12.5x	5.9x	NA	**7.0x**	-	**8.0x**	$3,691	$25,837	-	$29,528
2020P EBITDA	3.3x	-	6.2x	4.8x	NA	**4.5x**	-	**5.5x**	$5,834	$26,253	-	$32,087
						Indicated Enterprise Value Range (Rounded)				**$26,000**	-	**$31,000**
Implied Enterprise Value Multiples												
2018A EBITDA	3.6x	-	13.5x	6.1x	8.0x				$1,426	18.2x	-	21.7x
2018A Total Revenue	0.39x	-	1.24x	0.82x	3.10x				$32,164	0.81x	-	0.96x

(1) The Production Services Projections were provided to Duff & Phelps by management of the Company

Section 8.

Valuation Analysis – Tamar and Corproate SG&A Expenses

Valuation Analysis – Tamar and Corporate SG&A Expenses

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis - Tamar and Corporate SG&A Expenses

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF			
Company Name	Common Stock Price on 05/10/2019	% of 52-Week High	Enterprise Value	LTM EBITDA	2019 EBITDA	2020 EBITDA	LTM Revenue
Black Stone Minerals, L.P.	$17.78	92.2%	$4,387	10.7x	10.5x	10.2x	7.95x
Delek Group Ltd.	188.26	95.4	9,719	16.1	16.9	15.4	4.26
Diamondback Energy, Inc.	107.89	76.6	22,908	12.7	6.9	5.2	8.99
Dorchester Minerals, L.P.	19.14	90.5	648	10.1	NA	NA	9.00
Falcon Minerals Corporation	8.21	70.2	526	6.5	7.7	6.0	5.29
Freehold Royalties Ltd.	6.54	62.7	840	9.3	9.1	9.0	8.00
Panhandle Oil and Gas Inc.	14.61	65.7	289	12.3	14.9	10.4	6.53
PrairieSky Royalty Ltd.	13.83	64.3	3,249	17.6	16.1	14.4	17.17
Viper Energy Partners LP	32.19	73.2	2,953	11.2	10.2	7.7	10.25
Mean		**76.7%**	**$5,058**	**11.8x**	**11.5x**	**9.8x**	**8.60x**
Median		**73.2%**	**2,953**	**11.2x**	**10.4x**	**9.6x**	**8.00x**

LTM = Latest Twelve Months

Enterprise Value = (Market Capitalization + Management Equity + Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents + Net Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Valuation Analysis – Tamar and Corporate SG&A Expenses

Summary

Valuation Summary - Tamar and Corporate SG&A Expenses

($ in thousands)

Enterprise Value Multiples					Valuation Summary					
Metric	Public Company Range			Public Company Median	Selected Multiple Range			Company Performance (1)	Value Range		
2018A Tamar and Corporate SG&A Expenses	6.5x	-	17.6x	11.2x	**5.5x**	**-**	**6.5x**	($4,000)	($22,000)	-	($26,000)
					Indicated Valuation Range (Rounded)				**($22,000)**	**-**	**($26,000)**

(1) 2018A Tamar and Corporate SG&A Expenses of ($4.0) million, excluding estimated public company costs, which include Audit Fees, Sarbanes-Oxley ("SOX") Consultants, Legal Fees, Directors' Fees, Directors' Insurance, Nasdaq Fees, Public Company Accounting Oversight Board "PCAOB", and 10-Q Filing Fees), were provided to Duff & Phelps by management of the Company

Appendices

Appendix I.

Isramco Trading Analysis

Isramco Trading Analysis

Ownership and Trading Summary

Isramco - Ownership

Shareholder	Shares	% of Outstanding
Naptha Holding Ltd	1,592,841	58.61%
Equital Ltd.	329,676	12.13%
Tsuff, Haim	61,679	2.27%
BlackRock, Inc.	47,748	1.76%
The Vanguard Group, Inc.	28,591	1.05%
Northern Trust Global Investments	15,149	0.56%
State Street Global Advisors, Inc.	15,017	0.55%
Geode Capital Management, LLC	7,728	0.28%
The Phoenix Holdings Ltd, Asset Management Arm	3,765	0.14%
Charles Schwab Investment Management, Inc.	3,479	0.13%
Top 10 Shareholders	**2,105,673**	**77.48%**
All Remaining Shareholders	611,975	22.52%
Total Outstanding (1)	**2,717,648**	**100.00%**

(1) Based on the latest available data through S&P CapitalIQ
Source: Capital IQ and SEC filings



Public & Other 93%
Institutional 5%
Insiders 2%

Isramco - Common Stock Overview

Stock Price as of May 10, 2019	$115.00
Stock Price as of May 10, 2018	100.05
Stock Price as of May 10, 2017	112.30
30-Day Volume Weighted Average Price ("VWAP")	$116.21
60-Day VWAP	114.72
90-Day VWAP	114.41
52-Week Average Closing Price	$116.61
52-Week High Closing Price (9/20/2018)	125.50
52-Week Low Closing Price (5/11/2018)	95.13
104-Week Average Closing Price	$113.78
104-Week High Closing Price (9/20/2018)	125.50
104-Week Low Closing Price (3/9/2018)	94.65

(1) Based on the latest available data through S&P CapitalIQ
Source: Bloomberg, SEC Filings, and Capital IQ

Isramco - Historical Daily Trading Volume

One-Week Average	350	Two-Week Average	350	One-Month Average	540
% of Shares Outstanding	12.9%	% of Shares Outstanding	12.9%	% of Shares Outstanding	19.9%
% of Float	47.7%	% of Float	47.7%	% of Float	73.6%
Two-Month Average	1,010	Six-Month Average	860	One-Year Average	890
% of Shares Outstanding	37.2%	% of Shares Outstanding	31.6%	% of Shares Outstanding	32.7%
% of Float	137.7%	% of Float	117.3%	% of Float	121.3%
Two-Year Average	1,000	Three-Year Average	1,200	Four-Year Average	1,170
% of Shares Outstanding	36.8%	% of Shares Outstanding	44.2%	% of Shares Outstanding	43.1%
% of Float	136.3%	% of Float	163.6%	% of Float	159.5%
Total Shares Outstanding (1)	2,718				
Public Float Shares	733				
Public Float %	27.0%				

Isramco Trading Analysis

2-year Trading History



Proposed Transaction:
$121.40
Share Price
$140.00
$130.00
$120.00
$110.00
$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
Volume (thousands)
25.00
20.00
15.00
10.00
5.00
0.00
5/10/17
6/10/17
7/10/17
8/10/17
9/10/17
10/10/17
11/10/17
12/10/17
1/10/18
2/10/18
3/10/18
4/10/18
5/10/18
6/10/18
7/10/18
8/10/18
9/10/18
10/10/18
11/10/18
12/10/18
1/10/19
2/10/19
3/10/19
4/10/19
5/10/19

Source: S&P Capital IQ

Appendix II.

Premiums Paid Analysis

Premiums Paid Analysis

Premiums Paid Analysis

Criteria	Number of Transactions	Stock Price Premium (Median) 1-Day Prior (%)	1-Week Prior (%)	1-Month Prior (%)
Oil, Gas, and Consumable Fuels and Energy Equipment and Services	15	31.1%	31.1%	31.7%
All deals with Enterprise Value < $500 million	145	16.7%	19.4%	22.4%
All United States Deals	14	21.6%	32.0%	29.4%
All Israeli Deals	6	19.8%	23.7%	33.8%
All Deals with Majority Shareholder Purchasing Remaining Shares	217	18.2%	19.4%	21.5%
Isramco - Stock Price as of March 21, 2018 (1)		**$102.10**	**$101.00**	**$104.00**
Proposed Transaction @ $121.40		**18.9%**	**20.2%**	**16.7%**

Isramco - 1-Year Trailing VWAP as of March 21, 2018	**$112.15**
Proposed Transaction @ $121.40	**8.3%**

(1) March 21, 2018 represents the date of filing for Isramco's Schedule 13D, announcing that the Reporting Persons (as defined in the Schedule 13D) were in the preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the outstanding shares of Common Stock of Isramco not already owned by the Reporting Persons

Notes: Data excludes negative premiums, includes only announced, effective, and closed deals over the prior three years, and includes transactions with a majority shareholder purchasing remaining shares

Source: Capital IQ

Appendix III.

Historical Commodity Prices

Historical Commodity Prices

Brent and WTI Oil Prices



$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
(Dollar per Barrel)
12/31/17
1/31/18
2/28/18
3/31/18
4/30/18
5/31/18
6/30/18
7/31/18
8/31/18
9/30/18
10/31/18
11/30/18
12/31/18
1/31/19
2/28/19
3/31/19
4/30/19
WTI
Brent

Source: U.S. Energy Information Administration ("EIA") Spot Price Daily History (WTI: https://www.eia.gov/dnav/pet/hist/RWTCD.htm; Brent: https://www.eia.gov/dnav/pet/hist/RBRTED.htm)

Historical Commodity Prices

Henry Hub Natural Gas Prices



$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
(Dollar per Million Btu)
12/31/17
1/31/18
2/28/18
3/31/18
4/30/18
5/31/18
6/30/18
7/31/18
8/31/18
9/30/18
10/31/18
11/30/18
12/31/18
1/31/19
2/28/19
3/31/19
4/30/19

Source: U.S. EIA Henry Hub Natural Gas Spot Price Daily History (https://www.eia.gov/dnav/ng/hist/rngwhhdD.htm)

Historical Commodity Prices

NGL Prices



$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
(Dollars per Million Btu)
12/31/17
1/31/18
2/28/18
3/31/18
4/30/18
5/31/18
6/30/18
7/31/18
8/31/18
9/30/18
10/31/18
11/30/18
12/31/18
1/31/19
2/28/19

Source: U.S. EIA NGL Composite Price Monthly History (https://www.eia.gov/dnav/ng/hist/ngm_epg0_plc_nus_dmmbtum.htm)

Appendix IV.

Selected Public Companies

Selected Public Companies
Tamar Royalties

- Below is a list of the selected public companies utilized by Duff & Phelps to calculate the CAPM-derived WACC for Tamar Royalties:
  - **Royalty Interest Public Companies:**
    - Black Stone Minerals, L.P.
    - Dorchester Minerals, L.P.
    - Permian Basin Royalty Trust
    - Sabine Royalty Trust
    - San Juan Basin Royalty Trust
    - Viper Energy Partners LP
  - **Israeli Public Companies:**
    - Alon Natural Gas Exploration Ltd.
    - Delek Drilling – Limited Partnership
    - Delek Royalties (2012) Ltd
    - Energean Oil & Gas plc
    - Tamar Petroleum Ltd
    - Isramco Negev 2 Limited Partnership
    - Naphtha Israel Petroleum Corp. Ltd.
    - Isramco, Inc.

Selected Public Companies

U.S. Oil and Gas Production Assets

- Below is a list of the selected public companies utilized by Duff & Phelps to calculate the CAPM-derived WACC for the U.S. Oil and Gas Production assets (including Isramco Resources, Isramco Energy, and Jay Petroleum):
  - **Oil and Gas Exploration and Production Public Companies:**
    - Abraxas Petroleum Corporation
    - Carrizo Oil & Gas, Inc.
    - EP Energy Corporation
    - Laredo Petroleum, Inc.
    - Lonestar Resources US Inc.
    - Matador Resources Company
    - Parsley Energy, Inc.
    - Penn Virginia Corporation
    - SM Energy Company